                       SNB BANCSHARES, INC. AND SUBSIDIARY
                                 MACON, GEORGIA


                        CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF DECEMBER 31, 1997 AND 1996 AND
                        REPORT OF INDEPENDENT ACCOUNTANTS

                       SNB BANCSHARES, INC. AND SUBSIDIARY


                                    CONTENTS



Report of Independent Accountants...........................................1

Consolidated Balance Sheets.................................................2

Consolidated Statements of Operations.......................................4

Consolidated Statements of Changes in Stockholders' Equity..................5

Consolidated Statements of Cash Flows.......................................6

Notes to Consolidated Financial Statements..................................7

    [LETTERHEAD OF MCNAIR, MCLEMORE, MIDDLEBROOKS & CO., LLP APPEARS HERE]


                       REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Stockholders
SNB Bancshares, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of SNB Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SNB Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996 and the results of operations and cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.




                    McNAIR, McLEMORE, MIDDLEBROOKS & CO., LLP


Macon, Georgia
January 14, 1998

                       SNB BANCSHARES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31

                                     ASSETS


                                                                    1997                     1996
                                                             --------------------     --------------------
Cash and Balances Due from Depository Institutions                 $   7,769,572              $ 5,488,508
                                                             --------------------     --------------------

Federal Funds Sold                                                       280,000                4,980,000
                                                             --------------------     --------------------

Investment Securities                                                 30,985,417               32,655,569
                                                             --------------------     --------------------

Loans                                                                 99,071,379               86,421,730
 Allowance for Loan Losses                                           (1,395,188)              (1,383,127)
 Unearned Interest and Fees                                            (145,940)                (174,978)
                                                             --------------------     --------------------

                                                                      97,530,251               84,863,625
                                                             --------------------     --------------------

Premises and Equipment                                                 3,971,334                2,533,931
                                                             --------------------     --------------------

Other Real Estate (Net of Allowance of $31,500 and
  $6,750 in 1997 and 1996, Respectively)                                 276,334                  323,966
                                                             --------------------     --------------------

Other Assets                                                           2,079,834                3,239,884
                                                             --------------------     --------------------

Total Assets                                                        $142,892,742             $134,085,483
                                                             ====================     ====================

The accompanying notes are an integral part of these balance sheets.

                       SNB BANCSHARES, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                                   DECEMBER 31


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                      1997                     1996
                                                                 ------------------     --------------------
Deposits
  Noninterest-Bearing                                                  $24,459,748             $ 20,950,094
  Interest-Bearing                                                      97,481,432               92,081,567
                                                                 ------------------     --------------------

                                                                       121,941,180              113,031,661
                                                                 ------------------     --------------------
Borrowed Money
  Federal Funds Purchased and Securities Sold
    Under Agreement to Repurchase                                          343,421                        -
  Demand Notes to U.S. Treasury                                            670,251                  467,945
  Other Borrowed Money                                                   1,315,000                3,671,800
                                                                 ------------------     --------------------

                                                                         2,328,672                4,139,745
                                                                 ------------------     --------------------

Other Liabilities                                                        1,782,915                1,981,625
                                                                 ------------------     --------------------
Stockholders' Equity
  Common Stock, Par Value $1 a Share; Authorized
    5,000,000 Shares, Issued 2,123,531 and 1,654,852
    Shares as of December 31, 1997 and 1996, Respectively                2,123,531                1,654,852
  Paid-In Capital                                                        9,726,094                9,312,662
  Retained Earnings                                                      4,920,395                3,948,855
  Net Unrealized Gain on Securities Available for Sale,
    Net of Tax of $36,037 in 1997 and $8,285 in 1996                        69,955                   16,083
                                                                 ------------------     --------------------

                                                                        16,839,975               14,932,452
                                                                 ------------------     --------------------

Total Liabilities and Stockholders' Equity                            $142,892,742             $134,085,483
                                                                 ==================     ====================


The accompanying notes are an integral part of these balance sheets.

                       SNB BANCSHARES, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31

                                                                 1997                1996                 1995
                                                            ---------------     ----------------     ---------------
Interest Income
  Loans, Including Fees                                        $ 9,641,319          $ 8,277,182         $ 6,382,841
  Federal Funds Sold                                               181,760              112,358             180,038
  Deposits with Other Banks                                          1,108                  162               1,284
  Investment Securities
    U. S. Treasury                                                 247,000              309,433             263,889
    U. S. Government Agencies                                      921,257              947,789             770,209
    State, County and Municipal                                    522,060              512,013             408,548
  Other Investments                                                 45,375               45,233              34,520
                                                            ---------------     ----------------     ---------------

                                                                11,559,879           10,204,170           8,041,329
                                                            ---------------     ----------------     ---------------
Interest Expense
  Deposits                                                       4,767,769            4,313,570           3,512,975
  Federal Funds Purchased                                           10,051               12,995               3,693
  Demand Notes Issued to the U.S. Treasury                          24,870               23,970              26,538
  Other Borrowed Money                                             138,391              257,341             187,546
                                                            ---------------     ----------------     ---------------

                                                                 4,941,081            4,607,876           3,730,752
                                                            ---------------     ----------------     ---------------

Net Interest Income                                              6,618,798            5,596,294           4,310,577

  Provision for Loan Losses                                        372,000              257,000             109,143
                                                            ---------------     ----------------     ---------------

Net Interest Income After Provision for Loan Losses              6,246,798            5,339,294           4,201,434
                                                            ---------------     ----------------     ---------------

Noninterest Income
  Service Charges on Deposits                                      985,483              700,074             511,535
  Other Service Charges, Commissions and Fees                      316,249              262,211             179,468
  Securities Gains                                                   2,218               24,077               2,637
  Gain from Sale of SBA Loans                                       21,788               50,000              46,142
  Other                                                             70,542               65,129             131,205
                                                            ---------------     ----------------     ---------------

                                                                 1,396,280            1,101,491             870,987
                                                            ---------------     ----------------     ---------------
Noninterest Expenses
  Salaries and Employee Benefits                                 2,511,401            2,143,932           1,488,196
  Occupancy and Equipment                                          718,405              574,982             406,517
  Loss on Sale of Premises and Equipment                            78,861                    -               4,282
  Office Supplies and Printing                                     162,569              175,633             159,897
  Other                                                          1,583,562            1,217,151           1,061,930
                                                            ---------------     ----------------     ---------------

                                                                 5,054,798            4,111,698           3,120,822
                                                            ---------------     ----------------     ---------------

Income Before Income Taxes                                       2,588,280            2,329,087           1,951,599

Income Taxes                                                       785,344              686,813             560,804
                                                            ---------------     ----------------     ---------------

Net Income                                                     $ 1,802,936          $ 1,642,274         $ 1,390,795
                                                            ===============     ================     ===============

Basic Earnings Per Share                                       $      0.86          $     0 .96         $      0.93
                                                            ===============     ================     ===============

Diluted Earnings Per Share                                     $      0.73          $      0.81         $      0.80
                                                            ===============     ================     ===============


The accompanying notes are an integral part of these statements.

                       SNB BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                                                           Net
                                                                                                        Unrealized
                                                                                                       Gain (Loss)
                                                                                                      on Securities
                                                                 Common       Paid-In      Retained      Available
                                                   Shares         Stock       Capital      Earnings       for Sale          Total
                                                 ----------   -----------   -----------   -----------   -------------   ------------
Balance, December 31, 1994                         500,000      $500,000    $4,500,000    $2,250,736      $(168,304)     $ 7,082,432
  20% Stock Split Effected as Dividend             100,000       100,000                   (100,000)
  Net Unrealized Gain During 1995 on                                                                         192,448         192,448
    Securities Available for Sale, Net of Tax
  Cash Dividends                                                                           (240,000)                       (240,000)
  Net Income                                                                               1,390,795                       1,390,795
                                                 ----------   -----------   -----------   -----------   -------------   ------------
Balance, December 31, 1995                         600,000       600,000     4,500,000     3,301,531          24,144       8,425,675
  Issuance of Common Stock                          81,400        81,400     1,668,700                                     1,750,100
  100% Stock Split Effected as Dividend            681,400       681,400                   (681,400)
  Issuance of Common Stock                         242,852       242,852     2,988,160                                     3,231,012
  Exercise of Stock Warrants                        49,200        49,200       155,802                                       205,002
  Net Unrealized Loss During 1996 on
    Securities Available for Sale, Net of Tax                                                                (8,061)         (8,061)
  Cash Dividends                                                                           (313,550)                       (313,550)
  Net Income                                                                               1,642,274                       1,642,274
                                                 ----------   -----------   -----------   -----------   -------------   ------------
Balance, December 31, 1996                       1,654,852     1,654,852     9,312,662     3,948,855          16,083      14,932,452
Issuance of Common Stock                            29,708        29,708       371,350                                       401,058
25% Stock Split Effected as Dividend               421,553       421,553                   (421,895)                           (342)
Exercise of Stock Warrants                          17,418        17,418        42,082                                        59,500
Net Unrealized Gain During 1997 on                                                                            53,872          53,872
  Securities Available for Sale, Net of Tax
Cash Dividends                                                                             (409,501)                       (409,501)
Net Income                                                                                 1,802,936                       1,802,936
                                                 ----------   -----------   -----------   -----------   -------------   ------------
Balance, December 31, 1997                       2,123,531    $2,123,531    $9,726,094    $4,920,395       $  69,955     $16,839,975
                                                 ==========   ===========   ===========   ===========   =============   ============

The accompanying notes are an integral part of these statements.

                      SNB BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                          1997                 1996                 1995
                                                                  -----------------     ----------------    --------------------
Cash Flows from Operating Activities
  Net Income                                                       $   1,802,936          $ 1,642,274             $ 1,390,795
  Adjustments to Reconcile Net Income to Net
    Cash Provided from Operating Activities
      Depreciation                                                       319,284              237,354                 196,592
      Amortization and Accretion                                         143,558              109,578                  19,759
      Provision for Loan Losses                                          372,000              257,000                 109,143
      Deferred Income Taxes                                              (51,981)             (84,456)                 14,263
      Securities Gains                                                    (2,218)             (24,077)                 (2,637)
      Gain from Sale of SBA Loans                                        (21,788)             (50,000)                (46,142)
      Gain on Sale of Other Real Estate                                  (31,831)                   -                  (5,632)
      Unrealized (Gain) Loss on Other Real Estate                         25,000                    -                 (34,000)
      Loss on Sale of Premises and Equipment                              78,861                    -                   4,282
      Change In
        Interest Receivable                                             (218,694)             (69,380)               (474,907)
        Prepaid Expenses                                                  (3,463)             (90,945)                  2,135
        Interest Payable                                                 (11,069)              73,973                 852,485
        Accrued Expenses and Accounts Payable                            (43,941)             112,996                (338,636)
        Other                                                          1,206,954          ( 1,021,465)                 32,547
                                                                  -----------------     ----------------    --------------------

                                                                       3,563,608            1,092,852               1,720,047
                                                                  -----------------     ----------------    --------------------

Cash Flows from Investing Activities
  Proceeds from Sale of SBA Loans                                        546,788              982,096                 922,840
  Investment in SBA Loans                                               (700,000)            (932,096)               (876,698)
  Purchase of Investment Securities Available for Sale                (9,104,048)         ( 9,177,429)           (1 4,161,045)
  Purchase of Investment Securities Held to Maturity                           -          ( 1,261,907)            ( 4,517,414)
  Proceeds from Disposition of Investment Securities
    Available for Sale                                                 9,779,096           10,374,775               2,454,169
    Held to Maturity                                                   1,026,354            1,806,630                 715,830
  Loans to Customers                                                 (13,218,707)        (2 2,048,648)           (1 2,381,647)
  Purchase of Software                                                   (35,183)            (190,477)                      -
  Purchase of Premises and Equipment                                  (1,849,364)            (450,883)               (629,401)
  Proceeds from Disposal of Premises and Equipment                        13,816                    -                   1,600
  Other Real Estate                                                      409,544              239,539                 120,695
                                                                  -----------------     ----------------    --------------------

                                                                     (13,131,704)        (2 0,658,400)           (2 8,351,071)
                                                                  -----------------     ----------------    --------------------
Cash Flows from Financing Activities
  Interest-Bearing Customer Deposits                                   5,399,523           13,357,828              24,598,294
  Noninterest-Bearing Customer Deposits                                3,509,653            6,705,328               1,161,386
  Demand Note to the U.S. Treasury                                       202,306             (465,694)                394,769
  Issuance of Common Stock                                               460,558            5,186,114                       -
  Dividends Paid                                                        (409,501)            (313,550)               (240,000)
  Federal Funds Purchased                                                343,421                    -                       -
  Note to the Federal Home Loan Bank                                           -                    -               1,425,000
  Repayments on Notes to Federal Home Loan Bank                       (2,356,800)             (68,800)                (12,800)
  Mortgage Indebtedness on Other Real Estate                                   -                    -                  (6,144)
                                                                  -----------------     ----------------    --------------------

                                                                       7,149,160           24,401,226              27,320,505
                                                                  -----------------     ----------------    --------------------

Net Increase (Decrease) in Cash and Cash Equivalents                  (2,418,936)           4,835,678                 689,481

Cash and Cash Equivalents, Beginning                                  10,468,508            5,632,830               4,943,349
                                                                  -----------------     ----------------    --------------------

Cash and Cash Equivalents, Ending                                  $   8,049,572          $10,468,508             $ 5,632,830
                                                                  =================     ================    ====================


The accompanying notes are an integral part of these statements.

                       SNB BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of SNB Bancshares, Inc. and its wholly-owned subsidiary, Security National Bank (the Bank) located in Macon, Georgia. All significant intercompany accounts have been eliminated. The accounting and reporting policies of SNB Bancshares, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and the valuation of deferred tax assets.

In February 1997, the Financial Accounting Standards Board (FASB) issued Statement No. 128, Earnings Per Share (SFAS 128). SFAS 128 replaced the calculation of primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options, warrants and convertible securities. Diluted EPS is very similar to fully diluted EPS. All EPS amounts presented have been restated, as applicable, to conform with the new requirements.

In June 1997, the FASB issued Statement No. 130, Reporting Comprehensive Income. The new statement is effective for periods beginning after December 15, 1997 and requires that certain additional information be reported in the financial statements and related notes. SNB Bancshares will adopt SFAS 130 in the first quarter of 1998.

Also, in June 1997, the Financial Accounting Standards Board issued SFAS No.131, Disclosure About Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. The statement establishes standards for reporting operating segments by public business enterprises in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to stockholders. The adoption of this statement will have no effect on the financial statements of the Company.

Investment Securities

Investment securities are recorded under Statement of Financial Accounting Standards (SFAS) No. 115, whereby the Bank classifies its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity. Fair value represents an approximation of realizable value as of December 31, 1997 and 1996. Realized and unrealized gains and losses are determined using the specific identification method.

Loans

Interest income on loans is recognized using the effective interest method on all loans except for certain installment add-on loans. Interest on these loans is recognized using the rule of 78's, which results in no material difference from the use of the effective interest method.

Loans are generally reported at principal amount less unearned interest and fees. Impaired loans are recorded under Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 90 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans. Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection under original terms but collateral values equal or exceed outstanding principal and interest.

Security National Bank's loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout middle Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the middle Georgia area.

Allowance for Loan Losses

The allowance method is used in providing for losses on loans. Accordingly, all loan losses decrease the allowance and all recoveries increase it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for all impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

Premises and Equipment

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:

        Description              Life in Years                Method
-------------------------     --------------------     ---------------------

Banking Premises                         30                 Straight-Line

Furniture and Equipment                 5-25                Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the experience method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Other Real Estate

Other real estate generally represents real estate acquired through foreclosure and is initially recorded at the lower of cost or estimated market value at the date of acquisition. A provision for estimated losses is recorded when a subsequent decline in value occurs.


(2)  Cash and Balances Due from Depository Institutions

Components of cash and balances due from depository institutions are as follows as of December 31:

                                           1997                   1996
                                     ---------------       ------------------

Cash on Hand and Cash Items             $1,676,535             $1,136,379
Noninterest-Bearing Deposits
  with Other Banks                       6,093,037              4,352,129
                                      ---------------      ------------------

                                        $7,769,572             $5,488,508
                                      ===============     ==================

As of December 31, 1997, the Bank had no required deposits with the Federal Reserve.

(3)  Investment Securities

Investment securities as of December 31, 1997 are summarized as follows:

                                                                      Gross                 Gross
                                               Amortized            Unrealized            Unrealized               Fair
                                                  Cost                Gains                 Losses                Value
                                            -----------------    -----------------     -----------------     -----------------
Securities Available for Sale

U.S. Treasury                                    $ 3,515,493             $ 49,421                                $  3,564,914
U.S. Government Agencies
  Mortgage Backed                                  2,035,936               14,703           $   (2,345)             2,048,294
  Other                                           14,612,218               24,260             (100,862)            14,535,616
State, County and Municipal                        4,400,128              120,815                                   4,520,943
Federal Reserve Stock                                181,200                                                          181,200
Federal Home Loan Bank Stock                         402,100                                                          402,100
                                            -----------------    -----------------     -----------------     -----------------

                                                 $25,147,075             $209,199            $(103,207)           $25,253,067
                                            =================    =================     =================     =================

Securities Held to Maturity

U.S. Government Agencies
  Mortgaged Backed
  Other                                         $    500,000                               $       (11)          $    499,989
State, County and Municipal                        5,232,350             $126,348               (2,005)             5,356,693
                                            -----------------    -----------------     -----------------     -----------------

                                                  $5,732,350             $126,348            $  (2,016)           $ 5,856,682
                                            =================    =================     =================     =================

The amortized cost and fair value of investment securities as of December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                Securities
                                               -------------------------------------------------------------------------------

                                                        Available for Sale                         Held to Maturity
                                               -------------------------------------     -------------------------------------

                                                  Amortized              Fair               Amortized              Fair
                                                     Cost                Value                Cost                 Value
                                               -----------------    ----------------     ----------------     ----------------
Due in One Year or Less                             $ 3,675,212         $ 3,645,828           $1,570,374           $1,577,520
Due After One Year Through Five Years                16,804,753          16,839,960            2,346,082            2,401,823
Due After Five Years Through Ten Years                1,642,888           1,711,139            1,513,772            1,569,275
Due After Ten Years                                     404,986             424,546              302,122              308,064
                                               -----------------    ----------------     ----------------     ----------------

                                                     22,527,839          22,621,473            5,732,350            5,856,682

Mortgage Backed Securities                            2,035,936           2,048,294

Federal Reserve Stock                                   181,200             181,200

Federal Home Loan Bank Stock                            402,100             402,100
                                               -----------------    ----------------     ----------------     ----------------

                                                    $25,147,075         $25,253,067           $5,732,350           $5,856,682
                                               =================    ================     ================     ================

Investment securities as of December 31, 1996 are summarized as follows:

                                                                      Gross                 Gross
                                               Amortized            Unrealized            Unrealized               Fair
                                                  Cost                Gains                 Losses                Value
                                            -----------------    -----------------     -----------------     -----------------
Securities Available for Sale

U.S. Treasury                                    $ 4,038,805             $ 31,228                                 $ 4,070,033
U.S. Government Agencies
  Mortgage Backed                                    397,156               16,701                                     413,857
  Other                                           15,964,313               48,605            $(179,278)            15,833,640
State, County and Municipal                        4,759,315              109,184               (2,071)             4,866,428
Federal Reserve Stock                                181,200                                                          181,200
Federal Home Loan Bank Stock                         517,200                                                          517,200
                                            -----------------    -----------------     -----------------     -----------------

                                                 $25,857,989             $205,718            $(181,349)           $25,882,358
                                            =================    =================     =================     =================

Securities Held to Maturity

U.S. Government Agencies
  Mortgage Backed                               $     56,351                               $       (30)         $      56,321
  Other                                            1,000,000                   45                                   1,000,045
State, County and Municipal                        5,716,860              103,283               (3,803)             5,816,340
                                            -----------------    -----------------     -----------------     -----------------

                                                 $ 6,773,211             $103,328            $  (3,833)           $ 6,872,706
                                            =================    =================     =================     =================

Proceeds from sales of investments in debt securities were $2,396,131 in 1997, $8,306,405 in 1996 and $3,169,999 in 1995. Gross realized gains totaled $5,050,
$37,612 and $7,117 in 1997, 1996 and 1995, respectively. Gross losses totaled $2,832, $13,535 and $4,480 in 1997, 1996 and 1995, respectively.

Investment securities having a carrying value approximating $5,306,000 and $4,551,000 as of December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes.

(4)  Loans

The composition of loans as of December 31 are:

                                                                                            1997                    1996
                                                                                     -------------------     --------------------
Loans Secured by Real Estate
   Construction and Land Development                                                     $ 1,970,867              $ 2,864,293
   Secured by Farmland (Including Farm Residential and
     Other Improvements)                                                                   1,086,022                2,337,764
   Secured by 1-4 Family Residential Properties                                           30,161,359               25,555,495
   Secured by Multifamily (5 or More) Residential Properties                                 198,482                   17,530
   Secured by Nonfarm Nonresidential Properties                                           34,130,975               31,961,212
Loans to Deposit Institutions                                                              2,150,000                        -
Commercial and Industrial Loans (U.S. Addressees)                                         19,304,107               15,129,141
Loans to Individuals for Household, Family and Other
  Personal Expenditures
     Credit Cards and Related Plans                                                          495,153                  427,437
     Other                                                                                 9,574,414                8,128,858
                                                                                     -------------------     --------------------

                                                                                         $99,071,379              $86,421,730
                                                                                     ===================     ====================

Loans by interest rate type are:

Fixed Rate                                                                               $78,561,935              $65,083,381
Variable Rate                                                                             20,509,444               21,338,349
                                                                                     -------------------     --------------------

                                                                                         $99,071,379              $86,421,730
                                                                                     ===================     ====================

Impaired loans included in total loans above as of December 31 are summarized as follows:

                                                                                            1997                    1996
                                                                                     -------------------     --------------------
Total Investment in Impaired Loans                                                         $504,869                 $485,744

Less Allowance for Impaired Loan Losses                                                     225,000                  119,809
                                                                                     -------------------     --------------------

Net Investment                                                                             $279,869                 $365,935
                                                                                      ===================     ====================

Average Investment                                                                         $495,307                 $425,840
                                                                                     ===================     ====================

For the year ended December 31, 1997, no income was recorded on the cash basis on impaired loans. Foregone interest on impaired and other nonperforming loans approximated $68,500 in 1997, $66,000 in 1996 and $8,000 in 1995.

(5)  Allowance for Loan Losses

Transactions in the allowance for loan losses are summarized below for the years ended December 31:

                                                                  1997                    1996                    1995
                                                            ------------------     -------------------     -------------------
Balance, Beginning                                                 $1,383,127              $1,127,609              $1,019,613
  Provision Charged to Operating Expenses                             372,000                 257,000                 109,143
  Loans Charged Off                                                  (598,140)               (200,046)                (60,191)
  Loan Recoveries                                                     238,201                 198,564                  59,044
                                                            ------------------     -------------------     -------------------
Balance, Ending                                                    $1,395,188              $1,383,127              $1,127,609
                                                            ==================     ===================     ===================

The 1997 and 1996 allowance for loan losses presented above include an allowance for impaired loan losses which was established as of January 1, 1996. Transactions in the allowance for impaired loan losses during 1997 and 1996 were as follows:

                                                                                           1997                   1996
                                                                                    -------------------     ------------------
Balance, Beginning                                                                           $119,809               $ 98,447

  Provision Charged to Operating Expenses                                                     165,000                 98,890
  Loans Charged Off                                                                           (59,809)               (77,528)
                                                                                    -------------------     ------------------
Balance, Ending                                                                              $225,000               $119,809
                                                                                    ===================     ==================

(6)  Premises and Equipment

Premises and equipment are comprised of the following as of December 31:

                                                                                           1997                   1996
                                                                                    -------------------     ------------------
Land                                                                                      $ 1,080,263            $   531,411
Building                                                                                    1,836,480              1,226,457
Leasehold Improvements                                                                        115,610                   -
Furniture, Fixtures and Equipment                                                           2,274,096              1,829,521
                                                                                    -------------------     ------------------
                                                                                            5,306,449              3,587,389
Accumulated Depreciation                                                                   (1,335,115)            (1,053,458)
                                                                                    -------------------     ------------------
                                                                                          $ 3,971,334            $ 2,533,931
                                                                                    ===================     ==================

Depreciation charged to operations totaled $319,284 in 1997, $237,354 in 1996 and $196,592 in 1995.

Certain bank facilities are leased under various operating leases. Rental expense was $100,573 in 1997, $40,175 in 1996 and $ -0- in 1995.

Future minimum rental commitments under noncancelable leases are:

                         Year                      Amount
                      ----------                ------------

                         1998                     $100,000
                         1999                       71,136
                         2000                       71,556
                         2001                       71,556
                         2002                       71,556
                                                ------------

                                                  $385,804
                                                ============

(7)  Other Assets

Organization costs totaling $40,510 incurred in connection with formation of the parent company are being amortized to operations over a period of 60 months. Related amortization expense totaled $8,103 in 1997, 1996 and 1995. Accumulated amortization as of December 31, 1997 is $26,333.


(8)  Income Taxes

The Company reports income taxes under Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The components of income tax expense for the years ended December 31 are as follows:

                                           1997                 1996                  1995
                                      --------------       --------------        --------------
Current Federal Expense                    $680,481             $576,357              $546,541
Deferred Federal Expense                     51,981               84,456                14,263
                                      --------------       --------------        --------------

                                            732,462              660,813               560,804
Current State Tax Expense                    52,882               26,000                   -
                                      --------------       --------------        --------------

                                           $785,344             $686,813              $560,804
                                      ==============       ==============        ==============

Federal income tax expense of $732,462 in 1997, $660,813 in 1996 and $560,804 in 1995 is less than the income taxes computed by applying the federal statutory rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                                                       1997                  1996                  1995
                                                                 -----------------     -----------------     -----------------
Statutory Federal Income Taxes                                         $ 880,015             $ 791,889             $ 663,544
  Tax-Exempt Interest                                                   (162,632)             (160,347)             (128,602)
  Interest Expense Disallowance                                           23,798                24,469                21,153
  Premiums on Officers' Life Insurance                                     1,420                 2,621                 3,169
  Meal and Entertainment Disallowance                                      5,084                 3,603                 2,212
  Other                                                                  (15,223)               (1,422)                 (672)
                                                                 -----------------     -----------------     -----------------

Actual Federal Income Taxes                                            $ 732,462             $ 660,813             $ 560,804
                                                                 =================     =================     =================

The components of the net deferred tax asset included in other assets in the accompanying balance sheets as of December 31 are as follows:

                                                                                               1997                1996
                                                                                          ----------------   -----------------
Deferred Tax Assets
  Allowance for Loan Losses                                                                    $ 388,804          $ 321,598
  Georgia Occupation and License Tax Credit                                                       53,581             53,581
  Other Real Estate Owned Valuation Allowance                                                     10,795              2,295
  Valuation Allowance for Deferred Tax Assets                                                    (23,286)           (23,286)
                                                                                          ----------------   -----------------

                                                                                                 429,894            354,188
                                                                                          ----------------   -----------------

Deferred Tax Liabilities
  Premises and Equipment                                                                        (121,036)           (99,852)
  Securities Accretion                                                                           (19,011)           (16,470)
                                                                                          ----------------   -----------------

                                                                                                (140,047)          (116,322)
                                                                                          ----------------   -----------------

                                                                                                 289,847            237,866

Deferred Tax Liability on Unrealized Securities Gains                                            (36,037)            (8,285)
                                                                                          ----------------   -----------------

Net Deferred Tax Asset                                                                         $ 253,810          $ 229,581
                                                                                          ================   =================

(9)  Deposits

Components of interest-bearing deposits as of December 31 are as follows:

                                                                                        1997                     1996
                                                                                 --------------------     --------------------
Interest-Bearing Demand                                                                  $28,629,709              $25,062,789
Savings                                                                                    4,255,571                4,153,442
Time, $100,000 and Over                                                                   15,999,676               13,522,903
Other Time                                                                                48,596,476               49,342,433
                                                                                 --------------------     --------------------

                                                                                         $97,481,432              $92,081,567
                                                                                 ====================     ====================

The aggregate amount of short-term jumbo certificates of deposit, each with a minimum denomination of $100,000, was approximately $7,630,000 and $12,048,000 on December 31, 1997 and 1996, respectively.

As of December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

                Year                                Amount
            --------------                   ---------------------
            1998                                  $40,510,113
            1999                                   13,081,501
            2000                                   10,243,481
            2001                                      409,200
            2002 and Thereafter                       351,857
                                             ---------------------

                                                  $64,596,152
                                             =====================

(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase

Securities sold under agreement to repurchase generally mature within 7 to 14 days. Mortgage backed securities sold under repurchase agreements are held and segregated by the Bank's investment safekeeping agent. Investments are identified as subject to the repurchase agreement and may be substituted by the Bank, subject to agreement by the buyer. The agreements, as of December 31, 1997, mature within 7 days.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                         1997                  1996
                                                   ------------------    ------------------
Average Balance During the Year                         $271,284               $    -
Average Interest Rate During the Year                       5.22%                   -
Maximum Month-End Balance During the Year                484,012                    -

(10) Federal Funds Purchased and Securities Sold Under Agreement to Repurchase (Continued)

Mortgage backed securities underlying the agreements as of December 31 are:

                                            1997                 1996
                                      -----------------    ------------------
Carrying Value                            $500,144              $    -
Estimated Fair Value                       501,328                   -

(11) Other Borrowed Money

Other borrowed money is comprised of the following as of December 31:

                                                                                           1997                     1996
                                                                                      ----------------        ----------------
Advance  agreements  with the  Federal  Home Loan Bank of Atlanta  payable in varying amounts  through August 7, 2005.  Interest at rates ranging from 6.96 percent to 7.93 percent payable under the principal reducing credit program and
the fixed rate credit program.                                                             $1,315,000              $3,671,800
                                                                                      ================        ================

Maturities of borrowed money for each of the next five years and thereafter are as follows:

                 Year                                 Amount
              ----------                        -----------------
              1998                                $     55,000
              1999                                      55,000
              2000                                     935,000
              2001                                           -
              2002                                           -
              Thereafter                               270,000
                                                -----------------

                                                    $1,315,000
                                                =================

(12) Employee Benefits

The Bank has a 401(K) Savings Incentive and Profit Sharing Plan effective as of January 1, 1990. All employees as of the effective date were eligible to participate in the plan. Subsequently-employed persons become eligible after having completed one year of service and attaining the age of 21. Employer contributions to the plan include salary reduction deferrals elected by employees, a discretionary matching contribution based on the salary reduction elected by the individual employees and a discretionary amount allocated based on compensation received by eligible participants. Expense under the plan was $185,436 in 1997, $167,890 in 1996 and $160,452 in 1995.

(13) Commitments and Contingencies

In the normal course of business, certain commitments and contingencies are incurred which are not reflected in the consolidated financial statements. The Bank had commitments under standby letters of credit to U.S. addressees approximating $759,300 as of December 31, 1997 and $201,800 as of December 31, 1996. Unfulfilled loan commitments as of December 31, 1997 and 1996 approximated $16,366,000 and $13,215,000, respectively. No losses are anticipated as a result of commitments and contingencies.


(14) Noncompensatory Stock Option Plan

In connection with the original stock offering, the Bank issued 149,900 warrants to its organizers, interim directors and initial executive officers for the purchase of common stock. Each warrant entitled the owner to purchase one share of Bank stock at the exercise price of $10 per share until the warrant expired. Upon formation of SNB Bancshares, Inc. in a one-for-one exchange of common stock effective September 30, 1994, the outstanding warrants were transformed into entitlements to purchase an equivalent number of shares of common stock of the holding company. As a result of stock splits effected in the form of dividends, the number of outstanding warrants increased to 449,700 with an adjusted exercise price of $3.33 per share.

During 1996, the board of directors of SNB Bancshares, Inc. adopted the 1996 incentive stock option plan which granted key officers the right to purchase shares of common stock at the price of $8.60, as adjusted for stock splits, representing the market value of the stock at the date of the option grant. Option holders may exercise in accordance with a vesting schedule beginning with 20 percent the first year and increasing 20 percent for each year thereafter such that 100 percent of granted options may be exercised by the end of the fifth year. Unexercised options expire at the end of the tenth year.

A summary of warrant and option transactions follows:

                                                              Shares Under
                                                -----------------------------------------
                                                    Original           Incentive Stock
                                                    Warrants               Options
                                                -----------------    --------------------
Granted                                             449,700                   62,500
Canceled                                               -                        -
Exercised                                            79,350                     -
                                                -----------------    --------------------

Outstanding, December 31, 1997                      370,350                   62,500
                                                =================    ====================

Eligible to be Exercised, December 31, 1997         370,350                   12,500
                                                =================    ====================

(15) Interest Income and Expense

Interest income of $522,299, $471,608 and $394,240 from state, county and municipal bonds was exempt from regular income taxes in 1997, 1996 and 1995, respectively.

Interest on deposits includes interest expense on time certificates of $100,000 or more totaling $1,025,297, $886,601 and $726,041 for the years ended December 31, 1997, 1996 and 1995, respectively.

(16) Supplemental Cash Flow Information

Cash payments for the following were made during the years ended December 31:

                                                                  1997                    1996                    1995
                                                            -----------------      -------------------      ------------------
Interest Expense                                                  $4,952,149               $4,533,903              $2,878,203
                                                            =================      ===================      ==================

Income Taxes                                                      $  888,400               $  721,000              $  553,400
                                                            =================      ===================      ==================
Noncash investing activities for the years ended December 31 are as follows:
Acquisitions of Real Estate Through
  Foreclosure                                                     $  355,081               $  200,531              $  257,224
                                                           ===================     ===================     ===================

(17) Earnings Per Share

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (Statement 128), Earnings per Share. Statement 128 establishes standards for computing and presenting earnings per share ("EPS") and supersedes Accounting Principles Board Opinion No. 15 ("APB 15") and its related interpretations. It replaces the presentation of primary EPS with a presentation of basic EPS, which excludes dilution, and requires dual presentation of basic and diluted EPS for all entities with complex capital structures. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB 15. Statement 128 is effective for periods ending after December 15, 1997, including interim periods, and will require restatement of all prior period EPS data presented with earlier application not permitted. The following presents earnings per share for the years ended December 31, 1997, 1996 and 1995 under the requirements of Statement 128:

                                                                                        Year Ended December 31
                                                                         -----------------------------------------------------
                                                                              1997               1996               1995
                                                                         ----------------   ---------------    ---------------
Basic Earnings Per Share
  Net Income Per Common Share                                               $       0.86      $       0.96       $       0.93
  Weighted Average Common Shares                                               2,105,449         1,704,289          1,500,000

Diluted Earnings Per Share
  Net Income Per Common Share                                                       0.73              0.81               0.80
  Weighted Average Common Shares                                               2,461,860         2,022,147          1,730,334

All share and per share data have been restated to reflect a 25 percent stock split occurring on September 25, 1997, a 100 percent stock split occurring on June 1, 1996 and a 20 percent stock split occurring on March 20, 1995. All stock splits were effected in the form of dividends.

In October 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (Statement 123). Statement 123 establishes a "fair value" based method of accounting for stock-based compensation plans and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees (Opinion 25). Entities electing to remain with the accounting in Opinion 25 must make proforma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in Statement 123 had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. This statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. SNB Bancshares, Inc. continues to follow Opinion 25 in accounting for its stock-based compensation awards. The effect of Statement 123 on net income and earnings per share is immaterial.


(18) Related Party Transactions

The aggregate balance of direct and indirect loans to directors, executive officers or principal holders of equity securities of the Bank was $3,182,795 as of December 31, 1997 and $2,227,190 as of December 31, 1996. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than a normal risk of collectibility. A summary of activity of related party loans is shown below:

                                          1997                     1996
                                     --------------           --------------

Balance, Beginning                     $ 2,227,190              $ 2,544,857

  New Loans                              4,462,525                1,840,377
  Repayments                           (3,506,920)              (2,158,044)
                                     --------------           --------------

Balance, Ending                        $ 3,182,795              $ 2,227,190
                                     ==============           ==============

(19) Financial Information of SNB Bancshares, Inc. (Parent Only)

SNB Bancshares, Inc. (the parent company) was formed as a one-bank holding company from Security National Bank in September 1994. The parent company's balance sheets as of December 31, 1997 and 1996 and the related statements of income and cash flows for the years then ended are as follows:

                      SNB BANCSHARES, INC. (PARENT ONLY)
                                BALANCE SHEETS
                                  DECEMBER 31

                                    ASSETS

                                                                          1997                   1996
                                                                     --------------         --------------
Cash                                                                  $  2,535,406           $  4,388,241
Accounts Receivable - Other                                                 11,621                 31,118
Investment in Loans                                                      2,150,000                   -
Interest Receivable on Loans                                                40,444                   -
Unamortized Organization Costs                                              14,178                 22,280
Investment in Subsidiary, at Equity                                     12,245,079             10,514,772
Income Tax Benefit                                                            -                     9,626
                                                                     --------------         --------------

Total Assets                                                           $16,996,728            $14,966,037
                                                                     ==============         ==============


                     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Federal Income Tax Payable                                           $   124,130            $      -
  State Income Tax Payable                                                  18,600                 24,000
  Other                                                                     14,023                  9,585
                                                                     --------------         --------------

                                                                           156,753                 33,585
                                                                     --------------         --------------

Stockholders' Equity
  Common Stock, Par Value $1 a Share; Authorized
    5,000,000 Shares, Issued and Outstanding 2,123,531
    and 1,654,852 Shares, Respectively                                   2,123,531              1,654,852
  Paid-In Capital                                                        9,726,094              9,312,662
  Retained Earnings                                                      4,920,395              3,948,855
  Net Unrealized Gain on Securities Available for
    Sale, Net of Tax                                                        69,955                 16,083
                                                                     --------------         --------------

Total Stockholders' Equity                                              16,839,975             14,932,452
                                                                     --------------         --------------

Total Liabilities and Stockholders' Equity                             $16,996,728            $14,966,037
                                                                     ==============         ==============

                       SNB BANCSHARES, INC. (PARENT ONLY)
                              STATEMENTS OF INCOME
                         FOR THE YEARS ENDED DECEMBER 31

                                                                  1997                   1996
                                                           -------------------    --------------------
Income
  Dividends from Subsidiary                                      $    409,501             $   313,550
  Interest                                                             60,680
                                                           -------------------    --------------------

                                                                      470,181                 313,550
                                                           -------------------    --------------------
Expense
  Amortization of Organization Costs                                    8,103                   8,103
  Other                                                               102,577                  50,984
                                                           -------------------    --------------------

                                                                      110,680                  59,087
                                                           -------------------    --------------------
Income Before Taxes and Equity in Undistributed
  Earnings of Subsidiary                                              359,501                 254,463

    Income Tax Benefit                                                 17,000                  20,091
                                                           -------------------    --------------------
Income Before Equity in Undistributed Earnings
  of Subsidiary                                                       376,501                 274,554

    Equity in Undistributed Earnings of Subsidiary                  1,426,435               1,367,720
                                                           -------------------    --------------------

Net Income                                                         $1,802,936              $1,642,274
                                                           ===================    ====================

                      SNB BANCSHARES, INC. (PARENT ONLY)
                           STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31

                                                                 1997                     1996
                                                          --------------------     --------------------
Cash Flows from Operating Activities
  Net Income                                                       $1,802,936              $ 1,642,274
  Adjustments to Reconcile Net Income to Net Cash
    Provided from Operating Activities
      Amortization                                                      8,103                    8,103
      Equity in Undistributed Earnings of Subsidiary               (1,426,435)              (1,367,720)
      Increase in Other                                               111,846                   (3,624)
                                                          --------------------     --------------------

                                                                      496,450                  279,033
                                                          --------------------     --------------------

Cash Flows from Investing Activities
   Investment in Loans                                             (2,150,000)                       -
  Capital Infusion in Subsidiary                                     (250,000)                (800,000)
                                                          --------------------     --------------------

                                                                   (2,400,000)                (800,000)
                                                          --------------------     --------------------

Cash Flows from Financing Activities
  Dividends Paid                                                     (409,843)                (313,550)
  Issuance of Common Stock                                            460,558                5,186,114
                                                          --------------------     --------------------

                                                                       50,715                4,872,564
                                                          --------------------     --------------------

Net Increase (Decrease) in Cash and Cash Equivalents               (1,852,835)               4,351,597

Cash and Cash Equivalents, Beginning                                4,388,241                   36,644
                                                          --------------------     --------------------

Cash and Cash Equivalents, Ending                                  $2,535,406              $ 4,388,241
                                                          ====================     ====================

(20) Stock Splits Effected as Dividends

On September 25, 1997, the board of directors approved a 25 percent stock split to be effected in the form of a dividend. On May 23, 1996, a two-for-one stock split was effected in the form of a dividend on June 1, 1996. On March 20, 1995, a 20 percent stock split was effected as a dividend. All share and per share data including stock options and warrants have been adjusted to reflect the additional shares outstanding resulting from the stock splits.

(21) Fair Value of Financial Instruments

Statement of Financial Accounting Standards (SFAS) No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of SNB Bancshares' financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

    Cash and Short-Term Investments - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

    Investment Securities Available for Sale - Fair values for investment securities are based on quoted market prices.

    Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

    Deposit Liabilities - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

    Standby Letters of Credit - Because standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

The carrying amount and estimated fair values of the Company's financial instruments as of December 31 are as follows:

                                                                    1997                                  1996
                                                     -----------------------------------   -----------------------------------
                                                        Carrying          Estimated           Carrying           Estimated
                                                         Amount           Fair Value           Amount           Fair Value
                                                     ---------------   -----------------   ----------------   ----------------

                                                                                  (in Thousands)
Assets
  Cash and Short-Term Investments                            $8,050              $8,050          $  10,468          $  10,468
  Investment Securities Available for Sale                   25,253              25,253             25,882             25,882
  Investment Securities Held to Maturity                      5,732               5,856              6,773              6,873
  Loans                                                      99,071             101,311             84,864             85,460

Liabilities
  Deposits                                                  121,941             122,604            113,032            113,971
  Borrowed Money                                              2,329               2,329              4,140              4,195

Unrecognized Financial Instruments
  Standby Letters of Credit                                                         759                                   202
  Unfulfilled Loan Commitments                                                   16,366                                13,215

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.


(22) Regulatory Capital Matters

The amount of dividends payable to the parent company from the subsidiary bank is limited by various banking regulatory agencies. Upon approval by regulatory authorities, the bank may pay cash dividends to the parent company in excess of regulatory limitations.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets. The amounts and ratios as defined in regulations are presented hereafter. Management believes, as of December 31, 1997, the Company meets all capital adequacy requirements to which it is subject and is classified as well capitalized under the regulatory framework for prompt corrective action. In the opinion of management, there are no conditions or events since prior notification of capital adequacy from the regulators that have changed the institution's category.

                                                                                                          To Be Well
                                                                                                       Capitalized Under
                                                                          For Capital                  Prompt Corrective
                                            Actual                     Adequacy Purposes               Action Provisions
                                 -----------------------------    ----------------------------    ----------------------------
                                     Amount           Ratio          Amount           Ratio          Amount           Ratio
                                 ---------------    ----------    --------------    ----------    --------------    ----------
As of December 31, 1997

Total Capital
  to Risk-Weighted Assets           $16,071,349         16.17%       $7,953,000          8.00%       $9,941,000         10.00%
Tier I Capital
  to Risk-Weighted Assets            14,827,000         14.91         3,976,000          4.00         5,965,000          6.00
Tier I Capital
  to Average Assets                  14,827,000         10.92         5,430,000          4.00         6,788,000          5.00


As of December 31, 1996

Total Capital
  to Risk-Weighted Assets           $15,776,000         17.48%       $7,220,000          8.00%       $9,025,000         10.00%
Tier I Capital
  to Risk-Weighted Assets            14,645,000         16.23         3,609,000          4.00         5,414,000          6.00
Tier I Capital
  to Average Assets                  14,645,000         10.85         5,399,000          4.00         6,749,000          5.00

(23) Reclassifications

Certain reclassifications have been made in the 1996 and 1995 financial statements to conform to the 1997 presentation.


(24) Subsequent Events

On January 29, 1998, the Company entered into an Agreement and Plan of Merger with Crossroads Bancshares, Inc. ("Crossroads"), pursuant to which Crossroads will be merged with and will become a wholly-owned subsidiary of the Company. Pending approval by stockholders and regulatory authorities, Crossroads stockholders will receive 2.9 shares of the common stock of the Company, in a business combination accounted for as a pooling of interests. Historical financial information presented in future reports will be restated to include Crossroads.